EXHIBIT (E)(2)

AMENDMENT NUMBER ONE
TO
DISTRIBUTION AGREEMENT

THIS AMENDMENT NUMBER ONE to the Distribution Agreement (this “Amendment”) is entered into as of the 26th day of April, 2013 (“Amendment Effective Date”) by and between Community Capital Trust (formerly known as The Community Reinvestment Act Qualified Investment Fund, the “Trust”), a Delaware business trust and SEI Investments Distribution Co. (the “Distributor”), a Pennsylvania corporation.

WHEREAS, the Trust and the Distributor entered into a Distribution Agreement dated as of the 22nd day of December, 2006, pursuant to which the Distributor agreed to provide certain distribution services to the Trust (the “Agreement”); and

WHEREAS, the Trust and the Distributor desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1)	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2)	Name of Trust. Effective May 29, 2013, the Trust changed its name from “The Community Reinvestment Act Qualified Investment Fund” to “Community Capital Trust”.

3)	New Schedule B (Portfolios). A new Schedule B (Portfolios) is hereby added to the Agreement as attached hereto.

4)
Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

5)
Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument.  Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  This Amendment shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original or facsimile signatures of each of the parties.

6)
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.  To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

 [Signature page follows]

IN WITNESS WHEREOF, the Trust and Distributor have each duly executed this Amendment as of the day and year above written.

COMMUNITY CAPITAL TRUST		SEI INVESTMENTS DISTRIBUTION CO.

By:	/s/ David K. Downes	By:	/s/ John Munch
Name:	David K. Downes	Name:	John Munch
Title:	President	Title:	Secretary

SCHEDULE B

Portfolios

The Community Reinvestment Act Qualified Investment Fund
CCM Active Income Fund

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